UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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The following letter was distributed to employees of PAETEC Holding Corp. on August 30, 2011.

August 30, 2011

Fellow PAETEC Employees,

As you know, at the start of this month we announced that PAETEC will be combining with Windstream Corporation in a stock-for-stock merger transaction. Since then, in accordance with the disclosure rules of the U.S. Securities and Exchange Commission, I haven’t been able to answer many of your questions until certain details about the transaction and background have been publicly filed with the SEC. Earlier this afternoon, Windstream filed, with our assistance, a Form S-4 registration statement with the SEC which provides, among other things, a detailed explanation of the rationale for the combination with Windstream and the background that led the Board of Directors to determine that merging with Windstream was in the best interests of our shareholders.

Although the Form S-4, which is now available both on our Investor Relations and InSight homepages, explains the transaction in detail, there are a few key points I wanted to call out in particular for our employees. First, as described in the “Background of the Merger” section of the Form S-4, this transaction was the result of an unsolicited proposal by Windstream received on June 13, 2011. As a publicly held company, our Board members have a fiduciary responsibility to consider all bona fide acquisition proposals. After careful consideration and analysis, on July 31, 2011 our Board unanimously determined that PAETEC would be a stronger, healthier company, better positioned to serve our customers and drive value for our shareholders as part of Windstream, and, as a result, accepted an improved proposal from Windstream that reflected the substantial negotiations that took place between the companies.

In fact, although we are still early in the transaction process, we believe the financial strength of the combined company has already been demonstrated over the past three weeks, when, in a tough financial market, our noteholders agreed to amend certain debt covenants, such that no refinancing of our notes will be required as a result of the Windstream transaction.

Secondly, the Form S-4 further explains how the combined company will benefit from an enhanced competitive position. Together, we will have a significantly broader geographic scope and scale of operations, serving customers nationwide with a more extensive array of products and approximately 100,000 route-miles of fiber. Among many other things, Windstream’s leadership is impressed with our competitive culture and our ability to acquire and grow business clients nationwide.

Finally, this combination creates a telecommunications provider that is truly unique in the marketplace. Traditionally, the telecommunications industry has consisted of established, financially-stable carriers delivering an annual dividend to its shareholders, as well as newer, growth-oriented competitive carriers differentiating themselves through innovative products and service. PAETEC and Windstream expect our business combination to introduce a nationwide, profitable competitor delivering a value proposition to our customers unlike any other.

For our shareholders, the Form S-4 also includes, among other things, additional financial information on both companies, as well as details on the Board process that should be helpful to them in determining how to vote on the transaction.

Although in the short term this is a significant transaction and adjustment for all of us, we should continue to operate and serve our customers with the same passion that has always defined us in the industry. Until the transaction closes, which we expect will happen by January 31, 2012, we remain independent companies and it will be business-as-usual at PAETEC.

As a reminder, this transaction will likely continue to receive interest from the media, investors and other third parties and it is important for us to speak with one voice. If you receive any outside inquiries, please do not respond and, instead, forward them to Chris Muller, Communications Director, at 585-340-8218.

We owe our success at PAETEC to employees such as yourself and to your relentless efforts serving our customers and shareholders. So on behalf of the PAETEC Board and management team, thank you once again for your valuable contributions and continued hard work.

Take care,

Arunas

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the proposed merger transaction that includes the preliminary proxy statement of PAETEC, which also constitutes a prospectus of Windstream. PAETEC will send to its shareholders the definitive proxy statement/prospectus regarding the proposed merger transaction when it becomes available. PAETEC urges investors and security holders to read the proxy statement/prospectus (including all amendments and supplements to it) and other documents relating to the merger transaction, because they contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the preliminary proxy statement/prospectus and other documents relating to the merger transaction from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the preliminary proxy statement/prospectus and such other documents may be obtained from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s shareholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the proposed merger transaction in the preliminary proxy statement/prospectus that was included in the registration statement on Form S-4 filed by Windstream on August 30, 2011. Copies of the Form S-4 and the preliminary proxy statement/prospectus may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the preliminary proxy statement/prospectus and such other documents may be obtained from PAETEC free of charge at the address set forth in the previous paragraph.